Summary of Oral Repairs Agreement with Jovian Petroleum Corporation

Jovian Petroleum Corporation (“JPC”) agreed to arrange, manage, and oversee the refurbishment and repairs of Saga Energy, Inc.’s (the “Company”) workover rig located in Creek County, Oklahoma.  Based on firm quotes from third party vendors, the Company will pay JPC $30,000 outright for completion of the repairs.